Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BioMimetic Therapeutics, Inc. 401(k) Profit Sharing Plan & Trust of our reports dated March 13, 2012, with respect to the consolidated financial statements of BioMimetic Therapeutics, Inc. and the effectiveness of internal control over financial reporting of BioMimetic Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Nashville, Tennessee

March 13, 2012